Exhibit 99.1

Press release

ELECTRIC GAS TECHNOLOGY, INC AND ATMOSPHERIC WATER TECHNOLOGIES INC., AGREE TO SETTLEMENT OF ALL CLAIMS AND LITIGATION WITH UNIVERSAL COMMUNICATION SYSTEMS INC AND AIR WATER

COMPANY ISSUES PUBLIC APOLOGY

DALLAS, TX November 24, 2004 / Business Wire -- Electric & Gas Technology, Inc. and Atmospheric Water Technologies, Inc. today announced that they have agreed to a settlement of all litigation with Universal Communication Systems Inc. (OTC Bulletin Board: UCSY - News) and Air Water Corporation. Pursuant to the settlement, they make the following public apology:

"The directors and officers of Electric & Gas Technologies Inc. and Atmospheric Water Technologies, Inc. apologize for our negative press release last year to all of the directors, officers and shareholders of Universal Communication Systems Inc. and Air Water Corporation" said Electric & Gas Technologies, Inc.'s president, Dan Zimmerman. "Our negative statements about the people in these companies were unprofessional, uncalled for, and we regret having made them."

"We also extend a personal apology to Michael Zwebner, the CEO of Universal Communication Systems Inc. Mr. Zwebner is an accomplished and effective business leader, and our negative, regrettable press release was an inappropriate response to the appearance of a formidable business competitor in the water-from-air machine industry. Water-from-air machines may one day solve many regions' severe water supply problems, and Michael Zwebner is responsible for the successful and rapid growth of UCSY and Air Water Corporation's manufacturing and distribution of water-from-air machines world-wide."

Safe Harbor
Electric & Gas Technology, Inc. is a publicly traded holding company that, through its subsidiaries, operates in two main areas: (1) Utilities Products and
(2) Contract Manufacturing. This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition, (ii) the price- sensitive nature of product demand, (iii) the Company's dependence upon favorable pricing from its suppliers and (iv) other risks indicated herein and in filings with the SEC.